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DATE: 8 NOVEMBER 2016
AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF CONCHORD LIMITED
Between KAUPTHING ehf. and THE PERSONS LISTED IN SCHEDULE 1 and BHFS TWO LIMITED and BRIGHT HORIZONS FAMILY SOLUTIONS LLC
CMS Cameron McKenna LLP Cannon Place 78 Cannon Street London EC4N 6AF T +44 20 7367 3000 F +44 20 7367 2000 cms.law

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Table of contents

1.	Definitions and Interpretation	1
2.	Sale and Purchase	9
3.	Consideration	11
4.	Locked Box	12
5.	Signing and Interim Period	12
6.	Completion	13
7.	Warranties	14
8.	Limitation of Sellers’ Liability	16
9.	Escrow Accounts	17
10.	Conduct of matters covered by the Escrow Accounts	21
11.	Protection of Goodwill	24
12.	Third Party Rights	25
13.	Further Assurance	25
14.	Confidentiality; Announcements	25
15.	Assignment	27
16.	Waiver; Variation; Invalidity	28
17.	No right of termination	29
18.	Several Liability	29
19.	Costs and Expenses	29
20.	Payments	29
21.	Post-Completion Records and Assistance	29
22.	No Personal Liability	30
23.	Entire Agreement	30
24.	Counterparts	31
25.	No Partnership or Agency	31
26.	Appointment of Management Sellers’ Representative	31
27.	Independent Assessment and Financial Promotion	33
28.	Notices	33
29.	Process Agent	35
30.	Governing Law and Jurisdiction	36
Schedule 1 Details of the Sellers		37
	Part A - Kaupthing	37
	Part B - Management Sellers	38
Schedule 2 Details of the Company		40
Schedule 3 Completion Obligations		41
Schedule 4 List of documents in the agreed form		44
Schedule 5 Permitted Leakage		45
Schedule 6 Details of the Options		46

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THIS AGREEMENT is made the 8th day of November 2016
BETWEEN:

(1)	KAUPTHING ehf. (registered in Iceland under number 560882-0419) whose registered office is at Borgartun 26, 105 Reykjavik, Iceland (“Kaupthing”);

(2)	THE PERSONS whose respective names and addresses are set out in column (1) of Part B of Schedule 1 (Details of the Sellers) (the “Management Sellers”);

(3)	BHFS TWO LIMITED (registered in England with number 03943326) whose registered office is at 2 Crown Court, Rushden, Northamptonshire NN10 6BS (the “Purchaser”); and

(4)	BRIGHT HORIZONS FAMILY SOLUTIONS LLC (registered in Delaware with number 2888832) whose registered office is at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (the “Guarantor”).
RECITALS

(A)	Details of Conchord Limited are set out in Schedule 2 (Details of the Company).

(B)	The Sellers have agreed to sell the Shares (as defined below) to the Purchaser and the Purchaser has agreed to purchase the Shares on and subject to the terms and conditions of this Agreement.

(C)	The Guarantor agrees to guarantee certain obligations of the Purchaser under this Agreement on the terms set out in clauses 2.5 to 2.13.
NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
Defined terms

1.1	In this Agreement:
“Adjusted C Ordinary Shares” has the meaning given to that phrase in the Articles
“Affiliate”: in relation to any body corporate (i) a parent undertaking of such body corporate; or (ii) a subsidiary undertaking of such body corporate or of any such parent undertaking
“Agreement”: (subject to clause 23.1 (This Agreement)) this Agreement including the Recitals and Schedules
“A Ordinary Shares”: the 900 A ordinary shares with a nominal value of £1.00 each in the capital of the Company
“Applicable Laws”: any applicable law, regulation, principle, rule or ordinance in any applicable jurisdiction or any direction, instruction, pronouncement, requirement, decision of, or contractual obligation owed to, an applicable governmental or regulatory authority (including any relevant antitrust, anti-bribery and anti-money laundering laws)
“Articles” means the articles of association of the Company which were adopted on 3 June 2015
“Assignment Agreement”: the assignment agreement transferring the total amount owed to Kaupthing (in its capacity as lender) by the Company (including all outstanding principal and interest) under the facilities agreement dated 28 June 2007 (as amended from time to time and most recently amended and restated on 18

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January 2016) made between (i) CAL (as borrower), (ii) Kaupthing (as lender, agent and others) and (iii) the Guarantors (as defined therein) to the Purchaser
“Agency Resignation and Appointment Deed” the deed providing for the resignation by Kaupthing in its capacities as agent and security trustee under the Finance Documents and the appointment of the Purchaser as new agent and new security trustee under the Facilities Agreement and the other Finance Documents
“B Ordinary Shares”: the 58 B ordinary shares with a nominal value of £1.00 each in the capital of the Company
“Business Day”: a day which is not a Saturday or Sunday or a public holiday in London or Iceland
“C Ordinary Shares”: the 1,900 C ordinary shares with a nominal value of £0.01 each acquired upon exercise of the Options
“CAL”: Chestnutbay Acquisitionco Limited (Company No. 06259744)
“Cash Consideration”: the cash consideration payable for the Shares, as specified in clause 3.1.1 (Consideration)
“Company”: the company named in Recital (A)
“Completion”: completion of the sale and purchase of the Shares pursuant to the terms of this Agreement
“Completion Date”: means 10 November 2016
“Confidential Information”: is as defined in clause 14.1 (Confidentiality; Announcements)
“Consultancy Claim”: means the action taken, and/or correspondence entered into, by and on behalf of HMRC arising from the Consultancy Disclosure
“Consultancy Contracts”: means the consultancy contracts between Asquith Nurseries Limited and each of the Service Companies
“Consultancy Disclosure”: means a voluntary disclosure to be made to HMRC in accordance with clauses 10.2 and 10.3 in relation to potential income tax, national insurance contributions and value added tax that the Group may be liable to account for to HMRC in respect of payments made by the Group to the Service Companies pursuant to the Consultancy Contracts
“Consultancy Escrow Account”: the account named the ‘Project Hekla Consultancy Escrow Account’ to be opened by the Escrow Agent and to be operated in accordance with this Agreement and the relevant Escrow Account Letter
“Consultancy Escrow Amount”: is as defined in clause 3.1.4 (Consideration)
“Consultancy Escrow Balance”: means the balance standing to the credit of the Consultancy Escrow Account from time to time
“Consultancy Escrow Release Date”: means 10 Business Days after the date on which the Consultancy Claim has been Finally Determined
“Consultancy Liability”: means any amount which it has been Finally Determined that the Group is legally obliged to pay to HMRC in connection with the Consultancy Claim
“Connected Person”: a person connected (within the meaning of sections 1122 and 1123 Corporation Tax Act 2010) with any of the Sellers or any of the directors of the Company or of any of its subsidiary undertakings,

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except that no Seller shall be treated as a Connected Person of (a) any other Seller and/or (b) any member of the Group or Purchaser’s Group and/or (c) any other person who might be otherwise termed connected with that Seller by section 1122(4) Corporation Tax Act 2010 in relation to the sale of the Shares contemplated by this Agreement and/or related financing or investment arrangements
“Consideration”: the consideration payable for the Shares, as specified in clause 3.1 (Consideration)
“Data Room”: as defined in the Warranty Deed
“Data Room Index”: the index of the Data Room as at 2:30pm on 7 November 2016 in the agreed form
“Deloitte Memorandum” the memorandum summarising the ongoing group relief enquiries into Asquith Nurseries Ltd and Goosebrook Ltd prepared by Deloitte LLP, London for Kaupthing ehf. dated 19 September 2016 a copy of which has been provided to the Purchaser
“Disclosure Letter”: as defined in the Warranty Deed
“D Ordinary Shares”: the 38 D ordinary shares with a nominal value of £0.50 each in the capital of the Company
“Encumbrance”: any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above (other than by virtue of this Agreement)
“E Ordinary Shares”: the 104 E ordinary shares with a nominal value of £1.00 each in the capital of the Company
“Escrow Accounts”: the Warranty Escrow Account, the WHT Escrow Account, the Group Relief Escrow Account and the Consultancy Escrow Account
“Escrow Account Letters”: means the letters in the agreed form from the Sellers and the Purchaser to the Escrow Agent in relation to each of the Escrow Accounts
“Escrow Agent”: JP Morgan Chase Bank, N.A.
“Fees Schedule”: the schedule of Sellers’ fees payable by the Company in the agreed form
“Finance Documents”: is as defined in the Warranty Deed
“Finally Determined”: means the earlier of:

(a)
(in respect of the WHT Escrow Account, the Group Relief Escrow Account and the Consultancy Escrow Account) the date on which such liability has been agreed between HMRC and the Company in accordance with the provisions of Clause 10; or

(b)	the date of a final determination of a court from which no appeal can be made or from which no appeal is made within any requisite time period; or

(c)	(in respect of a Warranty Claim) the date on which the Management Warrantors and the Purchaser expressly agree in writing that the claim should be treated as such
“Finally Determined Warranty Claim Amount”: has the meaning set out in clause 9.11.1 of this Agreement
“F Ordinary Shares”: the 204 F ordinary shares with a nominal value of £0.00001 each in the capital of the Company

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“Group Companies” or “Group”: the Company and all its subsidiaries (and “Group Company” shall be construed accordingly)
“Group Relief Claim”: means the existing enquiry regarding the surrender of group relief by Kaupthing (or its subsidiaries) to certain Group Companies as referred to in the Deloitte Memorandum, as extended, or together with any additional enquiry, in relation to the same subject matter in respect of the Group for the financial year commencing on 1 March 2015 or the non-availability of sufficient losses to be surrendered into the Group for the period commenting 1 March 2015 to eliminate any corporation tax in that period
“Group Relief Escrow Account”: the account named the ‘Project Hekla Group Relief Escrow Account’ to be opened by the Escrow Agent and to be operated in accordance with this Agreement and the relevant Escrow Account Letter
“Group Relief Escrow Amount”: is as defined in Clause 3.1.2 (Consideration)
“Group Relief Escrow Balance”: means the balance standing to the credit of the Group Relief Escrow Account from time to time
“Group Relief Escrow Release Date”: means 10 Business Days after the date on which the Group Relief Claim has been Finally Determined
“Group Relief Liability”: means any amount which it has been Finally Determined the Company is legally obliged to pay to HMRC in connection with the Group Relief Claim
“Guaranteed Obligations”: is as defined in clause 2.5
“HMRC”: HM Revenue & Customs
“Key Employee”: anyone employed or engaged by the Company or any Group Company (including any nursery manager or deputy manager) who could materially damage the interests of the Company or any Group Company if they were involved as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity in any business concern which competes with the Company or any Group Company
“Leakage”: the following to the extent effected or received during the Locked Box Period or, in the case of (h) below, after its expiry:

(a)
any dividend or distribution of profits or assets declared, paid or made by any Group Company (other than to or in favour of another Group Company) to or for the benefit of any Seller or any Connected Person of that Seller;

(b)
any payments made in respect of redemption or purchase of shares, bonds, loans or other securities or return of capital (whether by reduction of capital or otherwise) by a Group Company (other than to or in favour of another Group Company) in each case to or in favour of any Seller or a Connected Person of such Seller;

(c)
any payments made (including loan repayments, service or directors’ fees, advisory, monitoring or directors' charges or other compensation, including interest on any of them) by any Group Company (other than to or in favour of another Group Company) or assets transferred to (or any liabilities assumed or incurred by any Group Company for the direct benefit of), in each case, any Seller or a Connected Person of such Seller;

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(d)
the waiver by any Group Company of any amount owed to that Group Company (other than to or in favour of another Group Company) by or for the direct benefit of any Seller or a Connected Person of such Seller;

(e)	any transaction bonuses paid by a Group Company to, or on behalf of, any Seller or a Connected Person of such Seller;

(f)	any liability assumed, guaranteed, indemnified, or otherwise incurred by a Group Company, in each case for the direct benefit of any Seller or a Connected Person of such Seller;

(g)
any costs or expenses properly attributable to the Sellers’ sale of the Shares (including any professional advisers’ fees) payable as a result of or in connection with the sale of the Shares paid or incurred by, or on behalf of, a Group Company, or by a Group Company on behalf of any Seller or a Connected Person of a Seller;

(h)
a Seller or Connected Person receiving, after the Locked Box Period, the direct benefit of any Leakage falling within any of (a) to (g) above by reason of any agreement by any Group Company entered into during the Locked Box Period; and

(i)
any Tax incurred by any Group Company relating to any of the things set out in (a) to (h) (inclusive) above but excluding, for the avoidance of doubt, any liability for Tax which arises in connection with Permitted Leakage, but in all cases excluding any Permitted Leakage
“Leakage Side Letter”: the letter from the Purchaser to the Sellers entitled “Permitted Leakage and other matters” dated on or around the date hereof in the agreed form
“Locked Box Accounts”: the consolidated financial statements of the Group for the accounting period ending on the Locked Box Date in the agreed form
“Locked Box Date”: 30 September 2016
“Locked Box Period”: the period commencing on (and including) the day immediately after the Locked Box Date and ending on the Completion Date
“Management Sellers’ Representative”: Andrew Morris having been appointed under or in accordance with clause 26 (Appointment of Management Sellers’Representative)
“Management Warrantors”: Andrew Morris, Adam Sage, Jeff Stanford, Martin Hinchliffe and Stephen Savage
“Options”: the options granted to certain of the Management Sellers, details of which are set out at Schedule 6 (Details of the Options)
“Option Shares”: the C Ordinary Shares to be issued to certain of the Management Sellers immediately prior to Completion pursuant to the Options as set out in column (2A) of Schedule 1
“Option Withholding Amount” the amount set opposite certain of the Management Sellers’ names in column (6) of Part B to Schedule 1 (Details of the Sellers), being the actual or estimated aggregate liability of the Company or any member of the Group to account via the PAYE system to a Tax Authority for any income

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tax or national insurance contributions (excluding secondary Class 1 national insurance contributions) which arise by reason of the exercise of the Options and resulting acquisition of C Ordinary Shares on or before Completion
“parent undertaking”: a parent undertaking within the meaning of section 1162 of Companies Act 2006 but in addition as if that section provided that an undertaking is deemed to be a member of another undertaking where its rights in relation to that other undertaking are held by way of security by another person but treated for the purposes of that section as held by it
“Parties”: the Purchaser and the Sellers (and “Party” shall be construed accordingly)
“Parties’ Consent”: both Seller Consent and the written consent of the Purchaser (and “Party’s Consent” shall be construed accordingly)
“Permitted Leakage”: the items specified in the Permitted Leakage Schedule
“Permitted Leakage Schedule”: the schedule of Permitted Leakage payments set out in Schedule 5 (Permitted Leakage)
“Proceedings”: any proceeding, suit or action (including arbitration or any hearing before any tribunal or official body)
“Purchaser”: the Party identified above as the purchaser of the Shares
“Purchaser’s Group”: the Purchaser and its Affiliates from time to time and which, from Completion, shall include the Group
“Purchaser’s Solicitors”: CMHT Solicitors of 41 Anchor Road, Aldridge, Walsall, West Midlands WS9 8PT (Ref: JS/BHFS)
“Purchaser’s Warranty Claim Estimate”: has the meaning set out in clause 9.12.2(a) of this Agreement
“Relevant Proportions”: the proportions set opposite their respective names in column (3) of Schedule 1 (Details of the Sellers)
“Restricted Business”: means the operation and management of business relating to day nurseries, nursing care for babies, nanny services and ancillary childcare services operated by the Group
“Seller Consent”: the written consent of Kaupthing and the Management Sellers’ Representative
“Sellers”: Kaupthing and the Management Sellers
“Sellers’ Solicitors”: CMS Cameron McKenna LLP of Cannon Place, 78 Cannon Street, London EC4N 6AF (Ref: 134320.00003)
“Sellers’ Solicitors’ Account”: the account details provided to the Purchaser’s Solicitors by the Sellers’ Solicitors
“Service Companies”: means each of Kaldi SLF and Sorensen SLF, being the service providers under the Consultancy Contracts
“Shares”: the A Ordinary Shares, the B Ordinary Shares, the C Ordinary Shares, the D Ordinary Shares, the E Ordinary Shares and the F Ordinary Shares
“Subsidiaries”: is as defined in the Warranty Deed

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“subsidiary”: a subsidiary within the meaning of section 1159 Companies Act 2006 but in addition as if that section provided that its members are deemed to include any other body corporate whose rights in relation to it are held on behalf of that other body corporate or by way of security by another person but are treated for the purposes of that section as held by that other body corporate
“subsidiary undertaking”: a subsidiary undertaking within the meaning of section 1162 Companies Act 2006 but in addition as if that section provided that its members are deemed to include any other undertaking whose rights in relation to it are held by way of security by another person but are treated for the purposes of that section as held by that other undertaking
“Sum Recovered”: is as defined in Clause 8.6 (Limitations of Sellers’ Liability)
“Termination Letters”: the letters terminating the consultancy arrangements between the relevant Group Company and each of the Service Companies and Lauberhorn Consulting Limited in the agreed form
“Taxation” or “Tax”: is as defined in the Warranty Deed
“Tax Authority”: is as defined in the Warranty Deed
“Tax Escrow Accounts” means the WHT Escrow Account, the Group Relief Escrow Account and the Consultancy Escrow Account
“Transaction Documents”: this Agreement, the Warranty Deed and the other documents in the agreed form or to be entered into or delivered pursuant to any of the foregoing
“Warranties”: the warranties set out in clause 7 (Warranties)
“Warranty Claim”: has the meaning set out in the Warranty Deed
“Warranty Deed”: the warranty deed to be entered into by the Management Warrantors and the Purchaser simultaneously with this Agreement
“Warranty Escrow Account”: the interest-bearing account named the ‘Project Hekla Warranty Escrow Account’ to be opened by the Escrow Agent and to be operated in accordance with this Agreement and the relevant Escrow Account Letter
“Warranty Escrow Amount”: is as defined in Clause 3.1.5 (Consideration)
“Warranty Escrow Release Date”: means the date which is the first anniversary of the Completion Date
“WHT Claim”: a claim, assessment, notice, demand or other document issued or action taken by and on behalf of a HMRC from which it appears that the Company (or relevant Group Company) may be liable or is sought to be made liable to make a payment to HMRC for the non-payment of withholding tax in respect of interest payments made by the Company under the Finance Documents between October 2012 and December 2013
“WHT Escrow Account”: the interest-bearing account named the ‘Project Hekla WHT Escrow Account’ to be opened by the Escrow Agent and to be operated in accordance with this agreement and the relevant Escrow Account Letter
“WHT Escrow Amount”: is as defined in Clause 3.1.3 (Consideration)
“WHT Escrow Balance”: means the amount standing to the credit of the WHT Escrow Account from time to time

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“WHT Escrow Release Date”: means (a) where a WHT Claim has not arisen, 1 January 2020; or (b) where a WHT Claim has arisen prior 1 January 2020, 10 Business Days following the date on which the WHT Claim has been Finally Determined
“WHT Liability”: means any amount which it has been Finally Determined the Company is legally obliged to pay to HMRC in connection with a WHT Claim.
Interpretation

1.2	In interpreting this Agreement:

1.2.1
reference to any document as being “in the agreed form” shall mean that it is in the form agreed between Kaupthing, the Management Sellers’ Representative and the Purchaser and signed for the purposes of identification by or on behalf of the foregoing, and as listed in Schedule 4 (List of documents in the agreed form);

1.2.2	the table of contents and headings and sub-headings are for convenience only and shall not affect the interpretation of this Agreement;

1.2.3
unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person shall include natural persons, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality, and shall include such person’s successors;

1.2.4	the words “other”, “include” and “including” shall not connote limitation in any way;

1.2.5
references to Recitals, Schedules, clauses and sub-clauses are to (respectively) recitals to, schedules to, and clauses and sub-clauses of, this Agreement (unless otherwise specified) and references within a Schedule to paragraphs are to paragraphs of that Schedule (unless otherwise specified);

1.2.6
any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been amended, modified, consolidated or re-enacted except to the extent that any amendment or modification made after today’s date would increase any liability or impose any additional obligation on the relevant party under this Agreement;

1.2.7
except to the extent the Agreement provides otherwise, terms defined in the Companies Act 2006 as in force at the date of this Agreement shall be read as if defined in that way in this Agreement, but where any such definition uses terms defined in that act whose meaning has been extended or modified in this Agreement it shall be read as if those terms were defined as they are in this Agreement;

1.2.8
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

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1.2.9	any reference to “writing” or “written” shall include any legible reproduction of words delivered in permanent and tangible form including e-mail; and

1.2.10	references to times of the day are (unless otherwise expressly provided) to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

2.	SALE AND PURCHASE
Obligation to Sell and Purchase

2.1
Subject to the terms of this Agreement, each Seller shall sell to the Purchaser the number of Shares as is set opposite that Seller’s name in columns (2) and (2A) of Part A or Part B (as applicable) of Schedule 1 (Details of the Sellers) with effect from Completion free from all Encumbrances with effect from and including Completion (together with all rights attaching to them at Completion) and the Purchaser shall purchase the Shares at Completion accordingly.

Dividends and Distributions

2.2	The Purchaser shall be entitled to receive all dividends and distributions (whether of income or capital) declared, paid or made by the Company in respect of the Shares on or after Completion.
Sale of all Shares

2.3
The Purchaser shall not be obliged or (unless otherwise agreed by Seller Consent) entitled to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

Waivers of Pre-Emption

2.4
With effect from Completion, each of the Sellers waives all rights of pre-emption or similar rights over any of the Shares conferred on it or him by the articles of association of the Company or in any other way.

Guarantee

2.5
In consideration of the Sellers agreeing to sell the Shares to the Purchaser on the terms of this Agreement, the Guarantor hereby unconditionally and irrevocably guarantees to the Sellers as primary obligor the due and punctual performance by the Purchaser of:

2.5.1	the Purchaser's obligations to make any payments in respect of the Consideration as set out in clause 3.1 (Consideration); and

2.5.2	the Purchaser's obligations to make any payments pursuant to or in respect of the Assignment Agreement and the Agency Resignation and Appointment Deed, (together, the “Guaranteed Obligations”).

2.6
The Guarantor agrees and undertakes to indemnify and hold each of the Sellers harmless against all losses, damages, costs and expenses which may be suffered or incurred by any of the Sellers by reason of any default on the part of the Purchaser in the performance of the Guaranteed Obligations and shall pay and make good to the Sellers the amount of such losses, damages, costs and expenses on demand.

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2.7
The guarantee and undertakings contained in this clause 2 shall be discharged by the full performance by the Guarantor of its obligations under this Agreement, but otherwise shall not be discharged or affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from those obligations in whole or in part including:

2.7.1	the granting of time, or any waiver or other indulgence (including any extension, renewal, acceptance, forbearance or release in respect of the Guaranteed Obligations);

2.7.2	the taking, variation, compromise, renewal or release of or refusal or neglect to perform or enforce any rights, remedies or securities against the Purchaser or any other person;

2.7.3	any modification, variation, extension, supplementation, replacement or novation of the terms of any of the Guaranteed Obligations or of any other document or security;

2.7.4
any irregularity, defect, or invalidity in the terms, or unenforceability, of the Guaranteed Obligations or any other document or security or any legal limitation, disability, incapacity, want of authority or death of any person;

2.7.5	any transfer or assignment of any rights or obligations by any Party, whether or not they relate to the Guaranteed Obligations;

2.7.6
any corporate reorganisation, reconstruction, amalgamation, dissolution, liquidation, merger, acquisition of or by or other alteration in the corporate existence or structure of any Party, or the non-existence of the Purchaser; or

2.7.7	any composition or similar arrangement by any Party or any other person.

2.8
The guarantee in clauses 2.5 or 2.6 is to be a continuing guarantee and accordingly is to remain in force until final performance in full of the Guaranteed Obligations regardless of any intermediate payment or performance, the legality, validity or enforceability of any provisions of this Agreement and notwithstanding the winding-up, liquidation, dissolution or other incapacity of the Purchaser or any change in the status, control or ownership of the Purchaser. The guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Sellers may now or after the date of this Agreement have or hold for the performance of the Guaranteed Obligations.

2.9
Where any discharge (whether in respect of the Guaranteed Obligations or any security for the Guaranteed Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored for any reason, the liability of the Guarantor under this Agreement shall continue as if the discharge or arrangement had not been made.

2.10
The Guarantor shall not take any action which has the effect of avoiding the guarantee, or materially prejudicing the value of the guarantee, set out in, or any liability that would otherwise arise pursuant to clauses 2.5 or 2.6.

2.11
If the Purchaser defaults in payment or performance of the Guaranteed Obligation when due, the Guarantor shall upon first demand by the Sellers pay to the Sellers’ Solicitors Account, or such other account as the Sellers may notify to the Purchaser in writing, an amount equal to any amount so unpaid, and such payment shall constitute good discharge by the Purchaser for the relevant amount.

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2.12	The Sellers may enforce the guarantee contained in this clause 2 directly against the Guarantor.

2.13	A demand shall be sufficiently served on the Guarantor if made to it in accordance with clause 28 (Notices).

3.	CONSIDERATION
Consideration

3.1
The consideration payable by the Purchaser for the Shares shall be £98,710,290.55 (ninety eight million seven hundred and ten thousand two hundred and ninety pounds and fifty pence) (the “Consideration”) which shall be satisfied at Completion by:

3.1.1
£88,660,290.55 (eighty eight million six hundred and sixty thousand two hundred and ninety pounds and fifty five pence), payable on Completion in accordance with clause 6.3 (Payments at Completion) (the “Cash Consideration”);

3.1.2
£7,800,000 (seven million eight hundred thousand), payable on Completion in accordance with clause 6.3 (Payments at Completion) (the “Group Relief Escrow Amount”) and thereafter dealt with in accordance with clause 9 (Escrow Accounts);

3.1.3
£700,000 (seven hundred thousand), payable on Completion in accordance with clause 6.3 (Payments at Completion) (the “WHT Escrow Amount”) and thereafter dealt with in accordance with clause 9 (Escrow Accounts);

3.1.4
£650,000 (six hundred and fifty thousand), payable on Completion in accordance with clause 6.3 (Payments at Completion) (the “Consultancy Escrow Amount”) and thereafter dealt with in accordance with clause 9 (Escrow Accounts); and

3.1.5
£900,000 (nine hundred thousand), payable on Completion in accordance with clause 6.3 (Payments at Completion) (the “Warranty Escrow Amount”) and thereafter dealt with in accordance with clause 9 (Escrow Accounts).

3.2	The Consideration shall be allocated between the Sellers in their Relevant Proportions.

3.3
Each of those Management Sellers who hold Options hereby directs the Purchaser to retain out of the Consideration payable to him at Completion an amount equal to the Option Withholding Amount set opposite his name in column (6) of Part B of Schedule 1 (Details of the Sellers) and the Purchaser shall procure that the relevant Group Company shall account for such amount to the relevant Tax Authority within the applicable time limits for the payment of such amounts.

Reduction in Consideration and set off

3.4
Any payment made by the Sellers in respect of a breach of any of the Warranties or any other payment made by them pursuant to this Agreement or the Warranty Deed, shall be deemed to reduce the price paid for the Shares under this Agreement by a matching amount, applying that reduction first against amounts paid for the Shares sold.

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4.	LOCKED BOX

4.1
Each Seller (in respect of itself only and not in respect of any other Seller) severally covenants to pay to the Purchaser (or any member of the Group as the Purchaser directs) an amount in cash equal to any Leakage received by it or him (or any Connected Person of such Seller) within 15 Business Days of receipt of a valid written notice from the Purchaser in accordance with clause 4.2.

4.2
Except in the case of fraud, no Seller shall be liable under clause 4.1 unless written notice of such Leakage has been notified to that Seller (specifying the precise nature of the Leakage and the amount due from him) on or before the date which is six (6) months after the Completion Date setting out reasonable details of the Leakage (including the matter or thing giving rise to the relevant Leakage, together with the amount repayable by the relevant Seller(s)).

4.3
The maximum aggregate liability of each Seller under this clause 4 (Locked Box) shall not in any circumstances exceed the amount of Leakage actually received by that Seller or Connected Person of such Seller and the Purchaser shall have no other remedy for any Leakage other than as set out in this clause 4 (Locked Box).

5.	SIGNING AND INTERIM PERIOD

5.1
At (or prior to) signing, each of the Purchaser and Kaupthing shall cause a board meeting, or a meeting of a duly authorised committee of their respective boards to be held at which the Agreement, the transactions contemplated by the Agreement and all documents referred to in it to be entered into by them are approved and shall present the minutes of such meetings duly executed by the chairman thereof.

5.2
At (or prior to) signing, each of the Management Sellers shall provide an original or “certified” copy of any power of attorney under which any such Seller is executing the Agreement or any other documents to be executed hereunder.

5.3
In the period between the signing of this Agreement and Completion the Sellers shall procure (exercising only those powers available to them in their respective capacities) that, save as may be required by law or otherwise as envisaged by the matters set out in this Agreement (or any agreed form document hereunder), the business of the Group is run in the normal and ordinary course of its business as carried on at the date of this Agreement so as to maintain the goodwill and assets of the Group.

6.	COMPLETION
Date and Place

6.1	Completion shall take place at 10am on the Completion Date at the offices of the Sellers’ Solicitors (or such other time or location as the Parties may agree).

6.2
At Completion, the Sellers shall perform their respective obligations and deliver to the Purchaser each of the documents as set out in paragraph 1 of Schedule 3 (Sellers’ Completion obligations) and the Purchaser shall (subject to the Sellers having complied in all material respects with their obligations under Paragraph 1 of

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Schedule 3 (Sellers’ Completion Obligations)) perform its obligations and deliver to the relevant Sellers each of the documents as set out in paragraph 2 of Schedule 3 (Purchaser’s Completion obligations).
Payments at Completion

6.3	At Completion the Purchaser shall:

6.3.1	pay the Cash Consideration (less the Option Withholding Amount) to the Sellers in cash by transfer of such funds for same day value to Sellers’ Solicitors’ Account;

6.3.2	pay the Group Relief Escrow Amount in cash by transfer of such funds for same day value to the Sellers’ Solicitors Account;

6.3.3	pay the WHT Escrow Amount in cash by transfer of such funds for same day value to Sellers’ Solicitors Account;

6.3.4	pay the Consultancy Escrow Amount in cash by transfer of such funds for same day value to Sellers’ Solicitors Account;

6.3.5	pay the Warranty Escrow Amount in cash by transfer of such funds for same day value to Sellers’ Solicitors Account; and

6.3.6
procure that the Option Withholding Amount is accounted to the relevant Group Company and shall further procure that such Group Company shall account to the relevant Tax Authority for the same within the applicable time limits.

6.4
In the event that, at Completion, either the Escrow Accounts have not yet been established by the Escrow Agent or the cut-off for same day remittance from the Sellers’ Solicitors Account has passed, the parties each agree that:

6.4.1
the aggregate amount payable into the Escrow Accounts pursuant to clause 6.3 above, shall instead be held by the Sellers’ Solicitors in accordance with the terms of relevant Escrow Account Letters; and

6.4.2
as soon as is reasonably practicable following the Completion or, if later, the establishment of the relevant Escrow Account by the Escrow Agent, the Sellers’ Solicitors are hereby authorised to instruct for the transfer of each of the relevant Escrow Amounts to the relevant Escrow Account, such account to be operated in accordance with the terms of this Agreement, most notably clause 9 (Escrow Accounts) and the terms of the Escrow Account Letters in the agreed form.

Pending Registration

6.5
Each Seller hereby declares that until whichever is the earlier of : (i) the date that is three (3) months from the date of Completion; and (ii) the date on which the Purchaser is entered in the register of members of the Company as the holder of the Shares, he or it shall:

6.5.1
hold those Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them on trust for the Purchaser and its successors in title; and

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6.5.2	deal with and dispose of those Shares and all such dividends, distributions and rights as the Purchaser or any such successor may reasonably direct.

6.5.3	Nothing in clause 6.5 shall require any Party to take an action (or require it to omit to take any action) that would breach any Applicable Laws.
Effect of Completion

6.6	Notwithstanding Completion:

6.6.1	each provision of this Agreement and each Transaction Document not performed at or before Completion but which remains capable of performance;

6.6.2	the Warranties; and

6.6.3	clauses 2.5 to 2.13 (Guarantee); and

6.6.4	all covenants and other undertakings contained in or entered into pursuant to this Agreement (other than obligations that have already been fully performed), will remain in full force and effect.

7.	WARRANTIES
Title and Capacity Warranties

7.1	Subject to clause 8, each Seller severally warrants to the Purchaser in respect of himself or itself and his or its Shares only, that as at the date of this Agreement:

7.1.1
such Seller has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by him or it under this Agreement (and any other agreement required to be entered into by it or him in connection with this Agreement);

7.1.2
the obligations in this Agreement (and any other agreement required to be entered into by it or him in connection with this Agreement) are legal, valid and binding on such Seller in accordance with their terms;

7.1.3	the number of Shares set out opposite his or its name in column (2) of Schedule 1 (Details of Sellers) are legally and beneficially owned by it or him free from all Encumbrances and are fully paid;

7.1.4
in the case of Adam Sage and Andy Morris, the Option Shares set out opposite his name in column (2A) of Schedule 1 (Details of Sellers) will, at Completion, be legally and beneficially owned by him free from all Encumbrances and will be fully paid at Completion;

7.1.5
no such Seller is required to give any notice to, make any filing with, or obtain any permit, consent, waiver or other authorisation from any governmental or regulatory authority in connection with the execution, delivery and performance of the Transaction Documents;

7.1.6
in the case of each Management Seller, no order has been made, petition presented or resolution passed for an Individual Voluntary Arrangement or a bankruptcy order under the Insolvency Act 1986 or a request for an administration order under the County Courts Act 1984, no arrangement or composition with any of his creditors has been made or, so far as the Management Seller is aware,

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has been proposed and no Management Seller has suffered any distress, execution, attachment or other process affecting any of his assets;

7.1.7
in the case of Kaupthing there is no order, petition or resolution for its winding up and no administrator nor any receiver or manager is appointed by any person in respect of it or all or any of its assets and, so far as the Seller is aware, no steps are being taken to initiate any such appointment and no voluntary arrangement is proposed; and

7.1.8	the execution, delivery and performance by each Seller of this Agreement and each such other agreement and arrangement referred to herein will not:

(a)	result in a breach of, or constitute a default under, any agreement or arrangement to which it or him is a party or by which it or he is bound; or

(b)	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it or he is a party or by which it or he is bound.
Purchaser’s Warranties

7.2	The Purchaser warrants to each of the Sellers that at the date of this Agreement:

7.2.1	it is a company validly existing under the laws of England and Wales;

7.2.2
it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by him or it under this Agreement and the Warranty Deed, as applicable (and any other agreement required to be entered into by it in connection with this Agreement or the Warranty Deed);

7.2.3	that the obligations expressed to be assumed by it hereunder are legal, valid and binding on it in accordance with their terms;

7.2.4
(save in respect of the filing of certain of the Transaction Documents with the U.S. Securities and Exchange Commission as required by law and as agreed with the Sellers prior to Completion) it is not required to give any notice to, make any filing with, or obtain any permit, consent, waiver or other authorisation from any governmental or regulatory authority in connection with the execution, delivery and performance of the Transaction Documents;

7.2.5
no order has been made, petition presented or resolution passed for its winding up and no administrator nor any receiver or manager has been appointed by any person in respect of it or all or any of its assets and, so far as the Purchaser is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed; and

7.2.6	the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement referred to herein will not:

a.	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound; or

b.	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

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8.	LIMITATION OF SELLERS' LIABILITY
Each Warranty is given subject to the following limitations:
Maximum Claims

8.1
The total aggregate liability of each Seller for all claims under this Agreement (including the Warranties, but excluding clause 4 (Locked Box) for this purpose, and, in the case of each of the Management Sellers when aggregated with any liability he may have under the Warranty Deed (where such liability is limited in accordance with the terms of the Warranty Deed)), shall not, in any circumstances, exceed the amount of the Consideration received by that Seller.

Time Limits

8.2
The liability of Kaupthing (only) in respect of any claim under the Warranties set out in clause 7.1 shall cease on the first anniversary of the Completion Date, except in respect of any matters which before that period expires have been the subject of a written claim made by or on behalf of the Purchaser to Kaupthing giving reasonable details of all material aspects of the claim.

Single Recovery

8.3
If the same fact, event or circumstance gives rise to more than one claim for breach of any Warranties or any other provision of this Agreement or otherwise, the Purchaser shall not be entitled to recover more than once in respect of such fact, matter or circumstance.

Remedies

8.4
Save to the extent otherwise expressly stated in this Agreement or in respect of clause 11 (Protection of goodwill), the Purchaser acknowledges and irrevocably agrees with each Seller that the sole remedy against the Sellers for any breach of any of the Warranties or any other breach of this Agreement by the Sellers shall be an action for damages for breach of contract, and the Purchaser hereby irrevocably waives all other rights, remedies and powers. Save in the event of fraud, no right of rescission shall be available after the date of this Agreement to the Purchaser by reason of any breach of the Warranties or any other provision of this Agreement.

Mitigation

8.5
Nothing in this Schedule or this Agreement shall in any way restrict or limit the general obligation of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any breach by the Sellers of the terms of this Agreement or in consequence of any matter giving rise to a claim against the Sellers under this Agreement.

8.6
No Seller shall be liable in respect of a claim under this Agreement to the extent that the Purchaser and/or any Group Company has recovered or received (whether by payment, discount, credit, relief, rebate or otherwise) from some other person (including any Tax Authority but excluding the Seller or any of its

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Connected Persons) an amount or benefit in respect of the alleged loss or damages which could give rise to a claim under this Agreement, and the relevant Seller(s) shall have no liability in respect of such claim to the extent of the Sum Recovered. For the purposes of this clause “Sum Recovered” means an amount equal to the amount recovered or received from the third party (and for this purpose, in addition to any cash payment, any payment in kind or discount, credit, relief, rebate or benefit of a similar nature obtained shall constitute an amount recovered) less all reasonable costs, charges and expenses incurred by the Purchaser or any Group Company (as the case may be) in recovering the amount or benefit from the third party.

9.	ESCROW ACCOUNTS
Beneficial Ownership

9.1	Notwithstanding any provision of the Escrow Account Letters and subject to the provisions of this clause 9, the beneficial ownership of the monies standing to the credit of:

9.1.1	the Tax Escrow Accounts shall be vested in the Sellers in their Relevant Proportions; and

9.1.2	the Warranty Escrow Accounts shall be vested in the Management Warrantors in the proportions set out against their names in column (3) of Schedule 1 of the Warranty Deed, and, any release or payment from any Escrow Accounts to the Sellers or the Management Warrantors (in such capacities) shall be made in the above proportions.
The WHT Escrow Account

9.2	Subject to clause 9.4 below, the Sellers and the Purchaser shall procure that on the WHT Escrow Release Date:

9.2.1	an amount equal to the WHT Escrow Balance LESS any WHT Liability (if any) shall be released to the Sellers; and

9.2.2	an amount equal to the lesser of the WHT Liability and the WHT Escrow Amount shall be released to the Purchaser.

9.3	A release notice delivered by one of the Sellers to the Escrow Agent in accordance with the terms of the relevant Escrow Letter shall be deemed to have been delivered on behalf of each of the Sellers.

9.4	In the event that a WHT Claim has arisen prior to 1 January 2020 and:

9.4.1	a WHT Liability has been Finally Determined as existing in respect of some (but not all) of the payments to which the WHT Claim relates; and

9.4.2	some of the payments to which the WHT Claim relates have not yet been Finally Determined as having or having not given rise to a WHT Liability, then, the amount of such WHT Liability as has been Finally Determined as due and payable shall be released to the Purchaser and the balance of the WHT Escrow Balance shall remain in the WHT Escrow Account pending the WHT Claim being Finally Determined and shall, when Finally Determined, be dealt with in accordance with clause 9.2

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The Group Relief Escrow Account

9.5	The Sellers and the Purchaser shall procure that on the Group Relief Escrow Release Date:

9.5.1	an amount equal to the Group Relief Escrow Balance LESS any Group Relief Liability (if any) shall be released to the Sellers; and

9.5.2	an amount equal to the lesser of the Group Relief Escrow Balance and the Group Relief Liability (if any) shall be released to the Purchaser.

9.6	A release notice delivered to the Escrow Agent in accordance with the terms of the relevant Escrow Letter shall be deemed to have been delivered on behalf of each of the Parties.
Consultancy Escrow Account

9.7	The Sellers and the Purchaser shall procure that on the Consultancy Escrow Release Date:

9.7.1	an amount equal to the Consultancy Escrow Balance LESS any Consultancy Liability (if any) shall be released to the Sellers; and

9.7.2	an amount equal to the lesser of the Consultancy Escrow Balance and the Consultancy Liability (if any) shall be released to the Purchaser.

9.8	A release notice delivered to the Escrow Agent in accordance with the terms of the relevant Escrow Letter shall be deemed to have been delivered on behalf of each of the Parties.
The Warranty Escrow Account

9.9	The Parties agree that the sum standing to the credit of the Warranty Escrow Account shall be applied towards discharging, to the maximum extent possible, any Warranty Claim.

9.10
Save as otherwise provided in clauses 9.11 and 9.12 below, the Management Warrantors and the Purchaser shall procure that on the Warranty Escrow Release Date, the balance standing to the credit of the Warranty Escrow Account shall be released to the Management Warrantors.

9.11	In circumstances where any Warranty Claim by the Purchaser against the Management Warrantors or any of them has been Finally Determined:

9.11.1
(in so far as the amount of such settled claim including any related costs or expenses payable under the Warranty Deed in connection therewith (the “Finally Determined Warranty Claim Amount”) is equal to or less than the amount then standing to the credit of the Warranty Escrow Account) the Management Warrantors and the Purchaser shall procure that such Finally Determined Warranty Claim Amount is released from the Warranty Escrow Account to the Purchaser within 5 Business Days of the claim being Finally Determined; or

9.11.2
(in so far as the Finally Determined Warranty Claim Amount is greater than the amount then standing to the credit of the Warranty Escrow Account) the Management Warrantors and the Purchaser shall procure that the entire amount standing to the credit of the Warranty Escrow Account (including, for the avoidance of doubt, the interest accrued thereon) is released from the Warranty Escrow Account to the Purchaser within 5 Business Days of the claim being Finally Determined.

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9.12	In the event that, prior to the Warranty Escrow Release Date, the Purchaser has given written notice in accordance with the Warranty Deed of any Warranty Claim, the following provisions shall apply:

9.12.1	to the extent that any such claim has been Finally Determined but the Finally Determined Warranty Claim Amount has not been paid to the Purchaser prior to the Warranty Escrow Release Date:

a.
in so far as the Finally Determined Warranty Claim Amount of such claim is greater than the Warranty Escrow Amount, the full amount of the Warranty Escrow Amount shall be released to the Purchaser in accordance with the terms of the relevant Escrow Account Letter; and

b.
in so far as the Finally Determined Warranty Claim Amount of such claim is equal to or less than the Warranty Escrow Amount, that portion of the Warranty Escrow Amount which is equal to the Finally Determined Warranty Claim Amount shall be released to the Purchaser in accordance with the terms of the relevant Escrow Account Letter,

9.12.2
to the extent that any such claim has not been Finally Determined prior to the relevant Warranty Escrow Release Date then, provided that the condition referred to in clause 9.14 below is satisfied, the Management Warrantors agree that:

a.
in so far as the amount of the Purchaser’s reasonable estimate of the quantum of damages which it would be reasonable to award in respect of such claim (the “Purchaser’s Warranty Claim Estimate”) is greater than the Warranty Escrow Amount, the full amount of the Warranty Escrow Amount shall be retained in the Warranty Escrow Account;

b.
in so far as the amount of the Purchaser’s Warranty Claim Estimate is equal to or less than the Warranty Escrow Amount, that portion of the Warranty Escrow Amount which is equal to the Purchaser’s Warranty Claim Estimate shall be retained in the Warranty Escrow Account;

c.
when part or all claims that comprise the Purchaser’s Warranty Claim Estimate have been Finally Determined then the provisions of clauses 9.11 and 9.12, as applicable, shall apply to the amount retained in the Warranty Escrow, pursuant to clauses 9.12.2 (a) and (b).

9.13
A release notice delivered by the Management Sellers’ Representative to the Escrow Agent in accordance with the terms of the Escrow Letter shall be deemed to have been delivered on behalf of each of the Management Warrantors.

9.14
The condition referred to in clause 9.12.2 above, is that the Purchaser has obtained and delivered to the Management Warrantors, prior to the relevant Warranty Escrow Release Date on which the Purchaser wishes to procure the withholding of any Payment Amount, a written opinion from a barrister with appropriate expertise and at least ten years' standing appointed by agreement between the Management Warrantors and the Purchaser or, failing such agreement within 10 Business Days of a nomination being put forward by either the Management Warrantors or the Purchaser, nominated by the Chairman of the Bar Council from time to time following an application made by either the Purchaser or the Management Warrantors, that (i) the Purchaser has a reasonable prospect of success in the relevant Warranty Claim; and (ii) the Purchaser’s

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Warranty Claim Estimate is a reasonable estimate of the quantum of damages (including its costs) which would be awarded to the Purchaser in respect of such Warranty Claim (if successful).

9.15	For the avoidance of doubt the liability of the Management Warrantors in respect of any Warranty Claim shall not be limited by the amount standing to the credit of the Warranty Escrow Account.
General

9.16
Any net interest earned on the capital sum standing to the credit of the Escrow Accounts from time to time shall be deemed to be added to and form part of the relevant Escrow Amounts held therein and shall then be dealt with in the same way as the Group Relief Escrow Amount, the WHT Escrow Amount, the Consultancy Escrow Account or the Warranty Escrow Account as the case may be.

9.17
Notwithstanding the terms of the relevant Escrow Account Letter, the fees charged by the Escrow Agent for the set-up and maintenance of the Tax Escrow Accounts shall be borne by the Purchaser in full and, for the avoidance of doubt and despite any terms to the contrary in the Escrow Account Letters, the Sellers shall not otherwise be liable for any on-going fees or costs of the Escrow Accounts. To the extent any such fees or costs are deducted from a relevant Escrow Account which impacts upon the Escrow Amount due and payable to the Sellers in accordance with this clause 9 (if any), the Purchaser shall be required to indemnify the Sellers in full for such fees and/or costs accordingly.

9.18
Notwithstanding the terms of the relevant Escrow Account Letter, the fees charged by the Escrow Agent for the set-up and maintenance of the Warranty Escrow Account shall be borne by the Purchaser in full and, for the avoidance of doubt and despite any terms to the contrary in the Escrow Account Letters, the Management Warrantors shall not otherwise be liable for any on-going fees or costs of the Escrow Accounts. To the extent any such fees or costs are deducted from the Warranty Escrow Account which impacts upon the Warranty Escrow Amount due and payable to the Management Warrantors in accordance with this clause 9 (if any), the Purchaser shall be required to indemnify the Management Warrantors in full for such fees and/or costs accordingly

9.19	For the avoidance of doubt, any amounts payable to or in respect of the maintenance or closure of the Escrow Account shall be for the account of the Purchaser.

9.20	Payments to be made out of the Escrow Accounts:

9.20.1
to the Warrantors shall be made by electronic transfer to the Sellers' Solicitors Account and the Sellers' Solicitors' receipt shall be a sufficient discharge for any such sum and the Purchaser shall not be concerned to see to the application thereof;

9.20.2
to the Sellers shall be made by electronic transfer to the client account of the Sellers' Solicitors and the Sellers' Solicitors' receipt shall be a sufficient discharge for any such sum and the Purchaser shall not be concerned to see to the application thereof; and

9.20.3
to the Purchaser shall be made by electronic transfer to the client account of the Purchaser’s Solicitors and the Purchaser’s Solicitors' receipt shall be a sufficient discharge for any such sum, or such other account as advised by the Purchaser.

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10.	CONDUCT OF MATTERS COVERED BY THE ESCROW ACCOUNTS
WHT Claim

10.1	If the Company or the Purchaser receives or becomes aware of a WHT Claim which it reasonably considers may result in a payment being made from the WHT Escrow Account pursuant to clause 8 above:

10.1.1
the Purchaser shall, as soon as reasonably practicable (in any event within 10 Business Days) of receiving or becoming aware of the WHT Claim, give notice of the WHT Claim to Kaupthing and the Management Sellers’ Representative, such notice to include all reasonably available details of such WHT Claim, including so far as practicable the due date for any payment, the time limits for any appeal and the amount of such claim; and

10.1.2	subject to clause 10.5, the Purchaser shall, and shall ensure that the Company will, take any action Kaupthing may reasonably request to avoid, dispute, resist or compromise the WHT Claim.
Consultancy Disclosure

10.2
Kaupthing shall procure that the Consultancy Disclosure is prepared as soon as reasonably practicable after Completion and shall deliver it and any related documentation to the Group for submission by the Group to HMRC.

10.3
The Purchaser shall procure that the Group shall submit the Consultancy Disclosure to HMRC in the form delivered to it pursuant to clause 10.2 (or with such amendments as the Purchaser requires (acting reasonably) and as agreed by Kaupthing (acting reasonably) in relation to such amendments).

10.4
The Purchaser shall not, and shall procure that no Group Company shall, submit any other unsolicited correspondence to HMRC in relation to the matters contained in the Consultancy Disclosure other than in accordance with this clause 10.3.

General

10.5
Kaupthing shall have conduct at its own expense of the Group Relief Claim, any WHT Claim and any Consultancy Claim upon the following terms or such other terms which the Purchaser and Kaupthing may specifically agree in writing:

10.5.1	Kaupthing shall deal with all correspondence with HMRC in relation to any such claim for and on behalf of the Company (or the relevant Group Company) on its behalf, provided that:

a.
all written communication pertaining to the relevant claim which is transmitted to HMRC shall be copied to the Company and the Management Sellers’ Representative (no member of the Purchaser Group shall, without the prior written consent of Kaupthing, initiate any correspondence in relation to the Group Relief Claim and any WHT Claim); and

b.
Kaupthing shall use all reasonable endeavours to respond to any such correspondence from HMRC promptly and within a reasonable time period (taking into account the nature of such correspondence and/or requests set out therein);

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10.5.2	Kaupthing shall be entitled at its own expense to appoint its preferred solicitors and other professional advisers in relation to the Group Relief Claim, any WHT Claim and any Consultancy Claim;

10.5.3
Kaupthing shall keep the Company and the Management Sellers’ Representative informed of the material progress of any such claim and in relation to the Consultancy Claim shall, to the extent practicable, consult with the Purchaser before taking any material steps;

10.5.4
Kaupthing shall obtain the Company’s prior written approval (not to be unreasonably withheld or delayed) to the settlement or compromise of the Group Relief Claim, any WHT Claim and any Consultancy Claim;

10.5.5
the Purchaser shall and shall procure that the Company and its agents, officers or employees shall give (without charge) Kaupthing or its agents all such assistance as may reasonably be required to conduct the Group Relief Claim, any WHT Claim and any Consultancy Claim including (without limitation) providing reasonable access to the personnel, books, accounts and records of the Company, providing copies of relevant documentation (at Kaupthing’s cost) and requiring personnel to provide statements and proofs of evidence and to attend at any trial or hearing to give evidence or otherwise as reasonably required; and

10.5.6	the Purchaser shall and shall procure that the Company or any other member of its Group shall (without charge):

a.
promptly (and in any event within 2 Business Days of receipt) pass and/or forward all written communication from HMRC received by the Company (or any member of its Group) pertaining to the relevant claim to Kaupthing and its professional advisers (as notified by Kaupthing to the Company from time to time) and the Management Sellers’ Representative; and

b.
cause the correspondence mentioned in paragraph 10.5.1 (except to the extent that they are not true and accurate in all respects), to be authorised, signed and submitted to HMRC with such amendments as the Purchaser requires (acting reasonably).

10.6
The Purchaser acknowledges that the sole recourse for itself and for the Group in respect of a Consultancy Liability shall be from the Consultancy Escrow Account and shall procure that the Group shall not seek to make any recovery in respect of any amount referable to a Consultancy Liability from either of the Service Companies or the Individuals (each as defined in the Consultancy Contracts).

10.7
The Sellers or their duly authorised agents shall (at the Group’s sole cost and expense) prepare and deal with (or procure the preparation and dealing with) all computations and returns relating to Taxation in respect of the accounting period of the Group ending on 29 February 2016 (the “Pre-Completion Tax Documents”).

10.8
Subject to the Purchaser’s compliance with clause 10.10, the Sellers or its duly authorised agents shall deliver all Pre-Completion Tax Documents that are required to be authorised and signed by the Group to the Purchaser for authorising and signing prior to submission by 31 January 2017 and the Purchaser shall authorise, sign and submit such returns with such amendments as they reasonably require (subject always to clause 10.9) by 28 February 2017.

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10.9
The Sellers shall prepare, and the Purchaser shall procure that the Group shall submit, the Pre-Completion Tax Documents on the basis that losses shall be surrendered by way of group relief from Kaupthing (or its subsidiaries) to the maximum extent permissible by law, in order to eliminate any liability of the Group to corporation tax for that period. If the Group submit their tax returns other than in accordance with this clause 10.9, the parties shall procure that an amount equal to £697,325.20 (plus any interest accrued thereon) shall be released from the Group Relief Escrow to the Sellers.

10.10
The Purchaser shall procure that the Group and the Purchaser Group (if required) shall give to the Seller (without charge) all such assistance as may reasonably be required by the Seller to enable the Seller to comply with its obligations in clause 10.8 with specific regard to any applicable time limits.

10.11
For the avoidance of doubt, should the Pre-Completion Tax Documents be prepared by the Sellers or their duly authorised agent (in accordance with clause 10.7) on the basis that losses are not surrendered by way of group relief to the Group (as required by clause 10.9), any resulting corporation tax liability for the Group for the accounting period ending 29 February 2016:

10.11.1	shall be treated as a Group Relief Liability;

10.11.2	shall be treated as Finally Determined; and

10.11.3	the parties shall procure that an amount equal thereto shall be released from the Group Release Escrow Account to the Purchaser as soon as reasonably practicable.

11.	PROTECTION OF GOODWILL
Management Warrantors’ Covenant

11.1
As further consideration for the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Purchaser the full benefit and value of the goodwill of the Group, each of the Management Warrantors severally undertakes to the Purchaser (contracting for itself and on behalf of the Group) that, except in accordance with a prior written waiver given by or on behalf of the Purchaser, such Management Warrantor shall not, whether on his own behalf or with or on behalf of any other person and whether directly or indirectly by any other person or business controlled by him or any of his Connected Persons:

11.1.1
for a period of 12 months after the Completion Date carry on or be employed, engaged, concerned or interested within the United Kingdom of Great Britain and Northern Ireland in any Restricted Business provided that nothing in this clause 11.1.1 shall prevent any of the Management Warrantors nor any of their Connected Persons from holding not more than five per cent of any class of the issued share or loan capital of any company quoted on a recognised stock exchange (as defined in section 1005 Income Tax Act 2007);

11.1.2	for a period of 12 months after the Completion Date:

a.	employ or offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Key Employee; or

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b.	employ or engage or otherwise facilitate the employment or engagement of any Key Employee whether or not such person would be in breach of contract as a result of such employment or engagement,

11.1.3
within the United Kingdom of Great Britain and Northern Ireland in any Restricted Business. at any time after Completion and except in the course of performing his duties as an employee and/or officer of and/or consultant to any member of the Group or Purchaser’s Group, use as a trade or business name or mark or carry on a business under a title containing the words “Asquith” or “Asquith Nannies” or any other word(s) colourably resembling any such words.

11.2	The undertakings in clause 11.1 are for the benefit of the Purchaser’s Group and the Group.
Severability of Covenants

11.3	Each undertaking contained in this clause 11 (Protection of goodwill) shall be read and construed independently of the other undertakings and as an entirely separate and severable undertaking.

11.4
The undertakings in this clause 11 (Protection of goodwill) are considered by the Parties to be reasonable in all the circumstances, but if any one or more should for any reason be held to be invalid, but would have been held to be valid if part of the wording were deleted, the undertakings shall apply with the minimum modifications necessary to make them valid and effective.

11.5	The consideration for the covenants contained in this clause 9 (Protection of goodwill) is included in the Consideration.

12.	THIRD PARTY RIGHTS
Save where otherwise stated, nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

13.	FURTHER ASSURANCE
Each of the Parties shall, from time to time on being required to do so by the others, as soon as reasonably practicable following written request, and at the cost and expense of the requesting Party (except where a Transaction Document provides otherwise), do or procure the doing of all such acts and/or execute or procure the execution of all such documents as are necessary for giving full effect to this Agreement.

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14.	CONFIDENTIALITY; ANNOUNCEMENTS
Prohibition on Disclosure

14.1	Subject to clause 14.2 and clause 14.3:

14.1.1
each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

a.	the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

b.	the negotiations relating to this Agreement (and any such other agreements);

14.1.2
each Seller undertakes that following Completion he shall treat as strictly confidential and not disclose or use any information in his possession at Completion relating to the Group Companies and/or their business, financial or other affairs (including future plans and targets);

14.1.3
the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Sellers it received as a result of entering into or performing this Agreement; and

14.1.4	all information described in clause 14.1 is “Confidential Information”.
Permitted Disclosures or use

14.2	Clause 14.1 shall not prohibit disclosure or use of any information if and to the extent:

14.2.1
the disclosure or use is required by any law, order, judgment, decree or any rule, regulation, request or inquiry of or by any regulatory body, government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory body (including any securities or commodities exchange, including (amongst other bodies) the UK Prudential Regulatory Authority, UK Financial Conduct Authority, the US Securities Exchange Commission, the Icelandic Financial Supervisory Authority (Fjármálaeftirlitið (FME) and the Icelandic Central Bank (CBI)); and/or

14.2.2	the disclosure or use is required to vest the full benefit of this Agreement in the Parties; and/or

14.2.3
the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party; and/or

14.2.4	the disclosure or use is in the proper enjoyment and bona fide enforcement of rights hereunder and/or under the Warranty Deed; and/or

14.2.5
the disclosure is made on a confidential basis to any Affiliate or any professional advisers, employees, agents, officers, partners, directors, managers or the owners of any Party or its Affiliates on a need to know basis; and/or

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14.2.6
the disclosure is made by Kaupthing to its investors, noteholders and/or potential providers of finance and their respective advisers and/or any other disclosure made in connection with the Announcement or other disclosure made pursuant to clause 14.2.1;

14.2.7
the disclosure is made by Bright Horizons Family Solutions LLC (as ultimate beneficial owner of the Purchaser) to its investors or providers of finance and their respective advisers, analysts covering the Purchaser Group in connection with a trading and/or other earnings update, or the Announcement or other disclosure made pursuant to clause 14.2.1; and/or

14.2.8	the information is or becomes publicly available (other than by breach of this Agreement (or any agreement entered into pursuant to this Agreement)); and/or

14.2.9	the disclosure or use is by a Seller in the course of performing his duties as an employee and/or officer of and/or consultant to any member of the Group or Purchaser’s Group; and/or

14.2.10	the disclosure or use is made with Parties’ Consent; and/or

14.2.11
the information is independently developed after Completion, provided that prior to disclosure or use of any information pursuant to clause 14.2.1 or 14.2.2 or 14.2.3, the Party concerned shall, if it is able to do so without breaching any Applicable Laws, promptly notify the other Parties of such requirement with a view to providing those other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

Announcements

14.3
Subject to clauses 14.4 and 14.5, no announcement or circular (other than the Announcement in agreed form and any other disclosure made or statement issued in respect of the matters referred to in clauses 14.2.1, 14.2.6 and 14.2.7 above) in connection with the existence or the subject matter of this Agreement and documents referred to herein shall be made or issued by or on behalf of any Party without the prior written consent of the other Parties (such approval not to be unreasonably withheld or delayed).

14.4
The Purchaser may, after consultation with Kaupthing and the Management Sellers’ Representative, and Kaupthing may, after consultation with the Purchaser and Management Sellers’ Representative, make an announcement or issue a circular concerning the sale and purchase of the Shares or any ancillary matter if such announcement or circular is made to comply with any law, order, judgment, decree or any rule, regulation, request or inquiry of or by any regulatory body, government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory body (including any securities or commodities exchange), the rules of any recognised stock exchange on which shares of any party or its Affiliates, whether or not it has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement or circular, or the part of such announcement or circular concerning the sale of the Shares or any ancillary matter, with the Purchaser, Kaupthing and the Management Sellers’ Representative, in the case of any Seller, and in the case of the Purchaser, Kaupthing and the Management Sellers’ Representative, before making such announcement.

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14.5	The Purchaser may after Completion contact employees, consultants, agents, advisers, customers, clients or suppliers of the Group to inform them of its purchase of the Shares.

14.6	The restrictions in clauses 14.3 to 14.5 shall continue to apply after Completion or termination of this Agreement without limitation in time.

15.	ASSIGNMENT
Prohibition on Assignment

15.1
Subject to clauses 15.2 and 15.3, no Party may assign, transfer, deal or create any trust in respect of the benefit or burden of any provision of this Agreement without the prior written consent of the Purchaser (in the case of an assignment by a Seller) or Kaupthing and the Management Sellers’ Representative (in the case of an assignment by the Purchaser).

15.2
All or any of the Purchaser’s rights under this Agreement (including, without limitation, in respect of the Warranties) or any of the documents referred to herein in which there are no express provisions governing assignment, may be assigned by the Purchaser to any other member of the Purchaser’s Group (or by any such member to any other member of the Purchaser’s Group) provided that:

15.2.1	prior to such assignee company leaving the Purchaser’s Group, such rights are assigned to another member of the Purchaser’s Group; and

15.2.2	in the event that such assignment occurs, the liability of the Sellers under the Transaction Documents shall be no greater than it would have been had such assignment not occurred.

15.3
This Agreement and the benefits arising under it may be assigned or charged in whole or in part by the Purchaser to its financial lenders or banks or any member of their groups as security for any financing or refinancing in respect of any transaction contemplated by this Agreement, and such benefits as may further be assigned to any other financial institution by way of security for the borrowings of the Purchaser resulting from any refinancing of the borrowings made under such agreement, or to any person entitled to enforce such security or to any transferee under a valid enforcement of such security, provided that any such assignment permitted pursuant to this clause 15.3 shall not increase the liability of any of the Sellers under the Transaction Documents beyond that which the relevant party would otherwise have had but for that assignment or charging or transfer.

15.4	If there is an assignment as contemplated by either clause 15.2 or 15.3:

15.4.1
if it is to an assignee that is not incorporated in England, it shall be ineffective unless a process agent is appointed for the assignee and notified to the Sellers as provided in clause 28 (Notices);

15.4.2	the Sellers may discharge their obligations under this Agreement and other Transaction Documents to the assignor until the Sellers receive written notice of the assignment; and

15.4.3	the Purchaser shall remain liable for any obligations of the Purchaser under this Agreement.

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Successors in Title

15.5
This Agreement shall be binding upon and operate for the benefit of the personal representatives and permitted assigns and successors in title of each of the Parties and references to the Parties shall be construed accordingly.

16.	WAIVER; VARIATION; INVALIDITY
No Waiver by Omission, Delay or Partial Exercise

16.1
Subject to clause 16.2, no right, power or remedy provided by law or under this Agreement shall be waived, impaired or precluded by any delay or omission to exercise it, by any single or partial exercise of it on an earlier occasion, or by any delay or omission to exercise, or single or partial exercise of, any other such right, power or remedy.

16.2
Time shall be of the essence for the purposes of the deadline for making claims provided in clause 4.1 or under the Warranties and a delay or omission resulting in its provisions not being complied with shall not be excused by clause 16.1.

Specific Waivers to be in Writing

16.3
Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. No waiver will take effect to the extent the person providing the waiver is prejudiced because the person seeking the waiver has failed to disclose to the grantor every material fact or circumstance which (so far as the person seeking the waiver is aware) has a bearing on its subject matter. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

Variations to be in Writing

16.4	No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party.
Invalidity

16.5
Each of the provisions of this Agreement are severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair the legality, validity or enforceability in that jurisdiction of the other provisions of this Agreement, or of that or any other provision of this Agreement in any other jurisdiction.

17.	NO RIGHT OF TERMINATION
Save in respect of clause 11 (Protection of goodwill), 13 (Further Assurance) and 14 (Confidentiality; Announcements), in respect of which the relevant Party may be entitled to claim the remedy of injunctive relief or specific performance, the sole remedy of the Purchaser against any of the Sellers under this Agreement

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shall be an action for damages. Save as provided in clause 23.5, the Purchaser shall not be entitled to terminate or rescind this Agreement.

18.	SEVERAL LIABILITY
Except where otherwise stated in this Agreement, the obligations of the Sellers under this Agreement are expressly several (and not joint nor joint and several), and any reference to the Sellers (including any reference to them as Parties or Management Sellers) shall include each of them severally and no Seller shall be liable for any default or breach of obligations under this Agreement by any of the other Sellers.

19.	COSTS AND EXPENSES
Except as otherwise stated in this Agreement, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the transactions contemplated by this Agreement. Without prejudice to the generality of the foregoing, all stamp, transfer and registration taxes, duties and charges and all (if any) notarial fees payable in connection with the sale of the Shares shall be payable by the Purchaser.

20.	PAYMENTS
Where this Agreement provides for any payment to be made to the Sellers (whether or not the manner of payment is specified) in each case the Sellers irrevocably authorise and instruct the Purchaser to make that payment to the Sellers’ Solicitors, whose receipt shall be an effective discharge of the Purchaser’s obligation to pay the amount concerned. The Purchaser shall not be concerned to see to the application or be answerable for the loss or misapplication of any such amount.

21.	POST-COMPLETION RECORDS AND ASSISTANCE

21.1	For a period of six years after the Completion Date the Purchaser shall procure that:

21.1.1
each of the Sellers and their duly authorised agents are (on reasonable notice in writing to the Purchaser) afforded such reasonable access to the books, accounts, correspondence and documentation of the Group in relation to matters or information recorded thereon which occurred prior to the Completion Date (the “Information”) to enable the Sellers to comply with their respective tax obligations or affairs or prepare their respective accounts or annual returns or comply with any regulatory requirements or reporting; and

21.1.2	any “D&O” liability insurance providing cover to the directors and officers of any Group Companies in respect of wrongful acts (or allegations of wrongful acts) occurring before Completion is

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maintained and/or an insurance policy on equivalent terms is put in place and continues to apply to the former directors of the Group resigning at Completion for a period of 6 years following Completion.

21.2
Following Completion, the Purchaser shall procure that the Company pays, no later than the third Business Day following Completion, the transaction bonuses payable to employees of the Group details of which have been provided to the Purchaser.

21.3	Following Completion, the Sellers shall, as soon as practicable, procure the payment of the sell-side costs as notified to the Purchaser on or about the date hereof.

22.	NO PERSONAL LIABILITY
The Purchaser acknowledges and agrees that the directors, officers, agents or representatives of Kaupthing shall incur no personal liability whatsoever to the Purchaser or any other person in respect of any matter referred to in this Agreement or, without prejudice to the generality of the foregoing, (a) in respect of any of the obligations undertaken by Kaupthing under this Agreement, (b) in respect of any failure on the part of Kaupthing to observe, perform or comply with any such obligation or (c) in relation to any associated agreements or negotiations.

23.	ENTIRE AGREEMENT
This Agreement

23.1
In this clause, references to this Agreement include all other written agreements (including the Warranty Deed) and arrangements between the Parties, and all other instruments, which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

Entire Agreement

23.2
Each of the Parties to this Agreement confirm that this Agreement (together with the Transaction Documents) represents the entire understanding, and constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

23.3	In the event of any inconsistency between the terms of this Agreement and the Transaction Documents, the terms of this Agreement shall prevail.

23.4	Each Party confirms that:

23.4.1
in entering into this Agreement it has not relied on any representation, warranty, assurances, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement or in any other Transaction Document; and

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23.4.2
in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are those pursuant to this Agreement and no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Agreement).

Fraud

23.5	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud or a fraudulent misrepresentation.

24.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and by the Parties on different counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

25.	NO PARTNERSHIP OR AGENCY
Nothing in this Agreement, or in any document referred to in it, shall constitute any of the Parties a partner or agent of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

26.	APPOINTMENT OF MANAGEMENT SELLERS' REPRESENTATIVE
Appointment

26.1	Each of the Management Sellers respectively appoints the Management Sellers’ Representative to:

26.1.1
be his representatives in respect of any provisions of this Agreement where he (whether individually or with others) is required or entitled to give or receive any written notice, consent, application or election;

26.1.2	act on his behalf in relation to all matters which this Agreement expressly provides to be agreed or done by the Management Sellers’ Representative; and

26.1.3	be his agent to receive service of any claim form, application notice, order, judgment or other process issued in connection with any claims or Proceedings.
Replacing the Management Sellers’ Representative

26.1.4	If the Management Sellers’ Representative dies or becomes mentally or physically incapacitated or is otherwise unable or unwilling to act as the Management Sellers’ Representative, a majority of the

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Management Sellers may give written notice to the Purchaser of a new Management Sellers’ Representative (being a Management Seller or his personal representative) and such person shall be the Management Sellers’ Representative for all purposes contemplated by this Agreement, and shall be vested with all powers vested in the Management Sellers’ Representative pursuant to this clause 26, in substitution for and to the exclusion of the previous Management Sellers’ Representative.

26.1.5
If the Management Sellers fail to serve on the Purchaser the notice contemplated by sub-clause 26.1.4 within 14 days of written request by the Purchaser, the Purchaser may, by written notice to that effect to the Management Sellers, appoint any person (being a Management Seller or his personal representative) to be the new Management Sellers’ Representative, and such person shall be the Management Sellers’ Representative for all purposes contemplated by this Agreement, and shall be vested with all powers vested in the Management Sellers’ Representative pursuant to this clause, in substitution for and to the exclusion of the previous Management Sellers’ Representative.

Terms of Appointment

26.2	The following provisions shall apply in relation to any appointment under this clause:

26.2.1
subject to the other provisions of this clause, each of the Management Sellers warrants and agrees that the Management Sellers’ Representative has and shall retain the authority to bind him in all matters arising from or in relation to any of the provisions of this Agreement referred to in clause 26.1 (Appointment), but it is acknowledged that the Management Sellers’ Representative shall have no such authority in relation to any other provision of this Agreement or otherwise;

26.2.2
the Purchaser shall be entitled to rely on all and any communications provided by the Management Sellers’ Representative within the scope of his authority (as described within this clause) as binding on each of the Management Sellers; and

26.2.3
any communication in respect of any matter within the authority of the Management Sellers’ Representative described in this clause shall be deemed (unless the context otherwise requires) to be provided to the Management Sellers’ Representative as nominee for all the Management Sellers. In any event (notwithstanding anything to the contrary in this Agreement), any notice served on the Management Sellers’ Representative will be deemed to have been validly served at the same time on each of the Management Sellers on whom it is required to be served.

26.3
Provided he acts in good faith, the Management Sellers’ Representative shall have and accept no liability to any of the Management Sellers or to any other person other than the Purchaser in connection with or as a result of anything which the Management Sellers’ Representative does, refrain from doing or neglect or omit to do in connection with any matter relating to this Agreement or any other Transaction Document.

26.4
As between the Management Sellers on the one hand and the Management Sellers’ Representative on the other, the Management Sellers’ Representative shall not be required to expend any of his own money on or in relation to the matters referred to in this Agreement and without prejudice to the generality of the foregoing

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may decline to take any steps in relation to it unless he has been indemnified and secured (if and to the extent he so requires, to his full satisfaction) by the Management Sellers he represents in respect of the maximum amount of the expenses and other liabilities of any kind which he reasonably consider that they will or may incur in connection with or as a result of such proceedings or such duties and such indemnity and security shall be such as to ensure that the Management Sellers’ Representative has immediate access to all such funds as they may require in order to meet all such expenses or other liabilities as they fall due, except that the Management Sellers’ Representative shall be obliged to bear his own appropriate proportion of such expenses and liabilities.

27.	INDEPENDENT ASSESSMENT AND FINANCIAL PROMOTION
Independent Assessment

27.1	Subject in each case to clause 27.3, each Party agrees and confirms that:

27.1.1	it is a sophisticated buyer or seller (as the case may be) in respect of the transactions contemplated by this Agreement and the other Transaction Documents;

27.1.2
it has made its own independent analysis, assessment and decision to enter into the transactions contemplated by this Agreement and the other Transaction Documents, based on any information it has deemed appropriate under the circumstances, and without reliance on any other Party;

27.1.3
it is not entering into this Agreement in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of the Financial Services and Markets Act 2000) made by any other Party or any other Party’s professional advisers; and

27.1.4	each other Party is entering into this Agreement in reliance on the acknowledgements given in this clause 27.

27.2
Subject to clause 27.3, the Sellers do not make, and the Purchaser does not rely on, any representation, warranty or condition (express or implied) about, and the Sellers shall have no liability or responsibility to the Purchaser for the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its directors, officers, employees agents or advisers on or prior to the date of this Agreement (including in the documents provided in the Data Room).

27.3
Each Party acknowledges and agrees that the provisions of this clause 27 (Independent Assessment and Financial Promotion) are not intended to prejudice, and will not prejudice, any express right or warranty in this Agreement or in any other Transaction Document.

28.	NOTICES
Form of Notices

28.1
Any communication to be given in connection with the matters contemplated by this Agreement shall except where expressly provided otherwise be in English, in writing, signed by or on behalf of the person giving it and shall be delivered by hand, sent by first class pre-paid post (pre-paid international airmail if sent to, or

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from, outside the United Kingdom) to the relevant address set out in sub-clause 28.2 (Address for Service). Delivery by courier shall be regarded as delivery by hand.

Address for Service

28.2
Such communication shall be sent to the address of the relevant Party referred to in this Agreement or to such other address as may previously have been communicated to the sending Party in accordance with this clause. Each communication shall be marked for the attention of the relevant person. Notices shall be addressed as follows:

28.2.1    Notices for the Purchaser shall be marked for the attention of:

Name:	Ann Cartwright
Address:	Bright Horizons Family Solutions, 2 Crown Court, Rushdenm Northamptonshire NN10 6BS

28.2.2	Notices for Kaupthing shall be marked for the attention of:

Name:	Rupert Horrocks and Peter Ward
Address:	Borgartun 26, 7th Floor, Reykjavik, 105, Iceland
And with a copy to:

Name:	Dipesh Santilale
Address:	CMS Cameron McKenna LLP, Cannon Place, 78 Cannon Street, London, EC4N 6AF

28.2.3	Notices for the Management Sellers’ Representative shall be marked for the attention of:

Name:	Andrew Morris
Address	4 Chestnut Avenue, Chesham, Buckinghamshire, HP5 3NA
And with a copy to:

Name:	Jonathan Porteous
Address:	Stevens & Bolton LLP, Wey House, Farnham Road, Guildford, Surrey, GU1 4YD

28.2.4	Notices for any Management Sellers shall be addressed for the relevant Management Seller at the address set out next to his name in Schedule 1 (Details of Sellers).
Deemed Time of Service

28.3	A communication shall be deemed to have been served:

28.3.1	if delivered by hand at the address referred to in clause 28.2 (Address for service) at the time of delivery;

28.3.2	if sent by first class pre-paid post to the address referred to in clause 28.2, at the expiration of two clear days after the time of posting; and

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28.3.3	if sent by pre-paid international airmail to the address referred to in clause 28.2, at the expiration of four clear days after the date of posting.
If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:00 a.m. to 5:00 p.m. on a Business Day in the country of the recipient) under the preceding provisions of this clause, it shall be deemed to have been delivered at the next opening of such normal business hours.
Proof of Service

28.4
In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter (international airmail if sent to or from outside the United Kingdom).

Change of Details

28.5	A Party may notify the other Parties of a change to its name, relevant person, address for the purposes of clause 28.2 (Address for service) provided that such notification shall only be effective on:

28.5.1	the date specified in the notification as the date on which the change is to take place; or

28.5.2
if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

Non-Applicability to Proceedings

28.6
For the avoidance of doubt, the Parties agree that the provisions of this clause shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceedings.

29.	PROCESS AGENT

29.1
Each Party (whether original or as a result of an assignment pursuant to clause 12 of this Agreement) which is not resident or incorporated in England or Wales hereby irrevocably agrees to appoint a process agent (being the London office of a firm of lawyers or an entity having an address in England and Wales) as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the appointing party.

29.2
If such process agent ceases to be able to act as such or to have an address for service of proceedings in England and Wales, the party concerned hereby agrees to appoint a new process agent in England and Wales acceptable to the other parties (acting reasonably and as evidenced by such other Party’s consent) and to deliver to the other parties within five Business Days of its appointment a certified copy of the written acceptance of appointment by the new process agent.

29.3	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

29.4	Kaupthing hereby irrevocably appoints Kaupthing ehf (London branch) of 4th Floor, 43/44 Bond Street, London W1 2SA as its process agent for the purposes of this clause.

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30.	GOVERNING LAW AND JURISDICTION
English Law

30.1	This Agreement, and any non-contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by and construed in accordance with English law.
Courts of England and Wales

30.2
The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to hear and determine or otherwise settle all and any disputes which may arise out of or in connection with this Agreement or its subject matter.

THIS AGREEMENT has been duly executed as a deed on the date first stated above.

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EXECUTED by the parties

Executed as a deed by	)
KAUPTHING ehf. On being signed by Rupert Horrocks who, in accordance with the laws of the territory under which Kaupthing ehf. is incorporated, are acting under the authority of Kaupthing ehf.	) /s/ Rupert Horrocks………………………
in the presence of:	)

Signature of witness:	…/s/ Electra Sorba…………………
Name:	Electra Sorba………………………
Address:	78 Cannon Street…………………
EC4N 6AF…………………………
Occupation:	Solicitor……………………………………

Executed as a deed by	)
ANDREW MORRIS	) /s/ Andrew Morris……………
in the presence of:	)

Signature of witness:	…/s/ Electra Sorba ………………
Name:	Electra Sorba …………………………
Address:	78 Cannon Street
EC4N 6AF ……………………………
Occupation:	Solicitor ……………………………………

Executed as a deed by	)
ADAM SAGE	) /s/ Adam Sage………………………
in the presence of:	)

Signature of witness:	…/s/ Electra Sorba ………………
Name:	Electra Sorba ……………………
Address:	78 Cannon Street ………………
EC4N 6AF ……………………
Occupation:	Solicitor ………………………

EXHIBIT 10.22
Execution Copy

Executed as a deed by	)
RICHARD MONEY	) /s/ Adam Sage …………………
Acting by his duly authorised attorney ADAM SAGE in the presence of:	)

Signature of witness:	…/s/ Electra Sorba …………………
Name:	Electra Sorba ………………………
Address:	78 Cannon Street …………………
EC4N 6AF ………………………
Occupation:	Solicitor ……………………………

Executed as a deed by	)
JEFF STANFORD	) /s/ Adam Sage ……………………
Acting by his duly authorised attorney ADAM SAGE in the presence of:	)

Signature of witness:	…/s/ Electra Sorba ………………
Name:	Electra Sorba ……………………
Address:	78 Cannon Street …………………
EC4N 6AF ………………………
Solicitor Occupation:	Solicitor …………………………

Executed as a deed by	)
MARTIN HINCHLIFFE	) /s/ Adam Sage ………………………
Acting by his duly authorised attorney ADAM SAGE in the presence of:	)

Signature of witness:	…/s/ Electra Sorba ………………
Name:	Electra Sorba ……………………
Address:	78 Cannon Street …………………
EC4N 6AF ………………………
Occupation:	Solicitor …………………………………

EXHIBIT 10.22
Execution Copy

Executed as a deed by	)
STEPHEN SAVAGE	) /s/ Adam Sage………………………
Acting by his duly authorised attorney ADAM SAGE in the presence of:	)

Signature of witness:	…/s/ Electra Sorba …………………
Name:	Electra Sorba ………………………
Address:	78 Cannon Street …………………
EC4N 6AF ………………………
Occupation:	Solicitor …………………………

	Executed as a deed by	)
	BHFS TWO LIMITED )	/s/ Stephen Dreier …………………
By Stephen Dreier )
Title Director )
In the presence of

Signature of witness:	/s/ Elizabeth Larcano…………………
Name:	Elizabeth Larcano …………………
Address:	200 Talcott Ave. .……………………
Watertown, MA 02472, USA………
Occupation:	Securities Counsel……………………

	Executed as a deed by	)
	BRIGHT HORIZONS FAMILY SOLUTIONS LLC )	/s/ Stephen Dreier……………………
By Stephen Dreier )
Title EVP )
In the presence of

Signature of witness:	/s/ Elizabeth Larcano ………………
Name:	Elizabeth Larcano …………………
Address:	200 Talcott Ave. ……………………
Watertown, MA 02472, USA ………
Occupation:	Securities Counsel ……………………